                                                                    EXHIBIT 21.1


                          SUBSIDIARIES OF THE COMPANY

Following is a list of the Company's subsidiaries:

                                           Organized            Percent of
                                             Under          Voting Securities
Name                                      the Laws of      Owned by Registrant
----                                      -----------      -------------------
Intelect Network Technologies Company       Nevada                100%
Intelect Communications Systems Ltd.        Bermuda               100%
Intelect Network Systems Limited            England               100%
Intelect Visual Communications Corp.        Delaware              100%
DNA Enterprises, Inc.                       Texas                 100%